Exhibit 3.306

AMENDMENT TO THE

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

THE HELICON GROUP, L.P.

A DELAWARE LIMITED PARTNERSHIP

This Amendment to the Amended and Restated Limited Partnership Agreement of The Helicon Group, L.P., a Delaware limited partnership (“Company”), is adopted effective as of June 19, 2003 by Charter Helicon, LLC, a Delaware limited liability company as the general partner, and Helicon Partners I, L.P., a Delaware limited partnership as the limited partner, with reference to the following facts:

A. The Company is being operated pursuant to that certain Amended and Restated Limited Partnership Agreement entered into and made effective as of November 30, 2001, by and between Charter Helicon, LLC and Helicon Partners I, L.P. (the “LP Agreement”). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the LP Agreement.

B. Section 14(c) of the LP Agreement provides that an amendment to the LP Agreement to incorporate the changes made by this Amendment shall be effective as an amendment only if approved by a written instrument executed by each Partner. Charter Helicon, LLC and Helicon Partners I, L.P. are all of the Partners of the Company and desire to approve the amendments to the LP Agreement made by this Amendment.

NOW, THEREFORE, the LP Agreement is hereby amended as follows:

1. Section 10 of the LP Agreement is amended and restated in its entirety to read as follows:

SECTION 10. Transfer. No Partner shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its partnership interest in the Partnership to any other person or entity without the prior written consent of each of the other Partners; provided, however, that this Section 10 shall not restrict the ability of any Partner to transfer (at any time) all or a portion of its partnership interest in the Partnership (i) to another Partner or its affiliates, or (ii) pursuant to the Loan Documents (as defined in that certain Credit Agreement with Charter Communications Operating, LLC as the borrower, dated as of March 18, 1999, as amended and restated as of January 3, 2002, and as further amended and restated by the Second Amended and Restated Credit Agreement dated as of June 19, 2003, as it may be amended, supplemented, modified, restated, refunded, renewed, replaced or refinanced from time to time). Upon the transfer of a Partner’s partnership interest, the General Partner shall provide notice of such transfer to each of the other Partners and shall amend Schedule A hereto to reflect the transfer.

2. Section 14(b) of the LP Agreement is amended and restated in its entirety to read as follows:

(b) Certificate of Partnership Interest. A Partner’s partnership interest may be evidenced by a certificate of partnership interest executed by the General Partner or an officer in such form as the General Partner may approve; provided that such certificate of partnership interest shall not bear a legend that causes such partnership interest to constitute a security under Article 8 (including Section 8-103) of the Uniform Commercial Code as enacted and in effect in the State of Delaware, or the corresponding statute of any other applicable jurisdiction.

IN WITNESS WHEREOF, the undersigned have executed this Amendment, effective as of the date first written above.

CHARTER HELICON, LLC, a Delaware limited liability company as the general partner

By:	/s/ Marcy A. Lifton
Marcy A. Lifton
Vice President

HELICON PARTNERS I, L.P., a Delaware limited partnership as the limited partner

By:	/s/ Marcy A. Lifton
Marcy A. Lifton
Vice President

The Helicon Group, L.P.

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

THE HELICON GROUP, L.P.,

A DELAWARE LIMITED PARTNERSHIP

This Amended and Restated Limited Partnership Agreement of THE HELICON GROUP, L.P., A DELAWARE LIMITED PARTNERSHIP (this “Agreement”) is entered into as of November 30, 2001, by and between Charter Helicon, LLC, a Delaware limited liability company (“Charter Helicon”) as the general partner (“General Partner”), and Helicon Partners I., L.P., a Delaware limited partnership, (“Helicon Partners”) as the limited partner (each, a “Partner” or collectively, the “Partners”), as the partners of The Helicon Group, L.P., a Delaware limited partnership (the “Partnership”).

WITNESSETH:

WHEREAS, (i) a Certificate of Limited Partnership for the Partnership was filed with the Delaware Secretary of State on August 10, 1993, (ii) a Certificate of Amendment of the Certificate of Limited Partnership for the Partnership was filed with the Delaware Secretary of State on November 5, 1997, and (iii) a Certificate of Amendment to the Certificate of Limited Partnership for the Partnership was filed with the Delaware Secretary of State on December 10, 1999 (the Certificate of Limited Partnership as amended by the Certificates of Amendment, the “Certificate”). This Agreement supersedes Limited Partnership Agreement entered into November 3, 1993.

WHEREAS, Charter Helicon and Helicon Partners are all of the Partners of the Partnership and desire to adopt and approve this Agreement as the limited partnership agreement of the Partnership to establish their rights and responsibilities and to govern their relationships.

NOW THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. General.

(a) Effective as of the date and time of filing of the Certificate in the office of the Delaware Secretary of State, the Partnership was formed as a limited partnership under the Delaware Revised Limited Partnership Act, 6 Del. C. § 17-101 et seq. (the “Act”). Except as expressly provided herein, the rights and obligations of the Partners in connection with the regulation and management of the Partnership shall be governed by the Act.

(b) The name of the Partnership shall be The Helicon Group, L.P., a Delaware limited partnership”. The business of the Partnership shall be conducted under such name or any other name or names that the General Partner shall determine from time to time.

(c) The Partnership shall continuously maintain an office and registered Agent in the State of Delaware as required by the Act. The registered agent shall be as stated in the Certificate or as otherwise determined by the General Partner. The registered office or registered agent of the Partnership may be changed from time to time by the General Partner.

(d) The principal place of business of the Partnership shall be at 12405 Powerscourt Drive, St. Louis, MO 63131. At any time, the General Partner may change the location of the Partnership’s principal place of business.

(e) The term of the Partnership commenced on the date of the filing of the Certificate in the office of the Delaware Secretary of State and will continue and have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

(f) The General Partner shall cause the Partnership to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Partnership transacts business in which such qualification, formation or registration is required or desirable. The General Partner shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Partnership to qualify to do business in a jurisdiction in which the Partnership may wish to conduct business.

SECTION 2. Purposes. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

SECTION 3. Powers. The Partnership shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited partnership pursuant to the Act.

SECTION 4. Management.

(a) Management by General Partner. Charter Helicon shall be the General Partner of the Partnership. Except as otherwise required by applicable law and as provided below with respect to the Board of Directors, the powers of the Partnership shall at all times be exercised by or under the authority of, and the business, property and affairs of the Partnership shall be managed by, or under the direction of, the General Partner.

The General Partner shall be authorized to elect, remove or replace directors and officers of the Partnership, who shall have such authority with respect to the management of the business and affairs of the Partnership as set forth herein or as otherwise specified by the General Partner in the resolution or resolutions pursuant to which such directors or officers were elected.

The General Partner shall have the authority to convert the Partnership into a limited liability company and to take all actions necessary, convenient, desirable or incidental to such conversion.

Except as otherwise required by applicable law, Charter Helicon, in its capacity as General Partner, shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Partnership.

No annual or regular meetings of the General Partner or the Partners are required. The General Partner may, by written consent, take any action which it is otherwise required or permitted to take at a meeting.

(b) Board of Directors.

i) Notwithstanding paragraph (a) above, the General Partner may delegate its power to manage the business of the Partnership to a Board of Directors (the “Board”) which, subject to the limitations set forth below, shall have the authority to exercise all such powers of the Partnership and do all such lawful acts and things as may be done by a general partner of a limited partnership under the Act and as are not by statute, by the Certificate, or by this Agreement directed or required to be exercised or done by the General Partner. The rights and duties of the members of the Board may not be assigned or delegated to any person or entity.

ii) Except as otherwise provided herein, members of the Board shall possess and may exercise all the powers and privileges and shall have all of the obligations and duties to the Partnership and the Partners granted to or imposed on directors of a corporation organized under the laws of the State of Delaware.

iii) The number of directors shall be One, which number may be changed from time to time by the General Partner. The director shall be Carl E. Vogel.

iv) Each director shall be appointed by the General Partner and shall serve in such capacity until the earlier of his resignation, removal or replacement by the General Partner.

v) No director shall be entitled to any compensation for serving as a director. No fee shall be paid to any director for attendance at any meeting of the Board; provided, however, that the Partnership may reimburse directors for the actual reasonable costs incurred in such attendance.

(c) Consent Required. The affirmative vote, approval, consent or ratification of the General Partner shall be required to:

i) alter the primary purposes of the Partnership as set forth in Section 2;

ii) issue partnership interests in the Partnership to any person or admit any person as a Partner;

iii) do any act in contravention of this Agreement or any resolution of the Partners, or cause the Partnership to engage in any business not authorized by the Certificate or the terms of this Agreement or that would make it impossible to carry on the usual course of business of the Partnership;

iv) enter into or amend any agreement which provides for the management of the business or affairs of the Partnership by a person other than the General Partner;

v) change or reorganize the Partnership into any other legal form;

vi) amend this Agreement;

vii) approve a merger or consolidation with another entity;

viii) sell all or substantially all of the assets of the Partnership;

ix) change the status of the Partnership from one in which management is vested in the General Partner to one in which management is vested in any other person or entity, other than as may be delegated to the Board and the officers hereunder;

x) possess any Partnership property or assign the rights of the Partnership in specific Partnership property for other than a Partnership purpose;

xi) operate the Partnership in such a manner that the Partnership becomes an “investment company” for purposes of the Investment Company Act of 1940;

xii) except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or officer;

xiii) settle any litigation or arbitration with any third party, any Partner, or any affiliate of any Partner, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed Five Million Dollars ($5,000,000);

xiv) materially change any of the tax reporting positions or elections of the Partnership;

xv) make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Partnership’s total budget (as approved by the General Partner) by the greater of 5% of such budget or Five Million Dollars ($5,000,000); or

xvi) make or incur any secured or unsecured indebtedness which individually or in the aggregate exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any company controlled by or under common control with the Partnership (“Intercompany Indebtedness”), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Partnership or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the General Partner.

(d) Board of Director Meetings.

i) Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than annually.

ii) Special Meetings. Special meetings of the Board may be called by the president or any member of the Board on twenty-four (24) hours’ notice to each director; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of Partners holding a majority of the partnership interests held by all Partners. Notice of a special meeting may be given by facsimile.

iii) Telephonic Meetings. Members of the Board may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 4(d)(iii) will constitute presence in person at such meeting.

iv) Quorum. Subject to the provisions of Section 4(c), at all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any director not present at such meeting.

v) Action Without Meeting. Unless otherwise restricted by the Certificate or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.

vi) Board’s Duty of Care. The Board’s duty of care in the discharge of its duties to the Partnership and the Partners is limited to discharging its duties pursuant to this Agreement in good faith, with the care a corporate director of like position would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Partnership. In discharging its duties, the Board shall not be liable to the Partnership or to any Partner for any mistake or error in judgment or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement or approved by the General Partner.

SECTION 5. Officers.

(a) Officers. The officers shall be a President, a Treasurer and a Secretary, and such other additional officers, including a Chairman of the Board, Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Board, the General Partner or the President may from time to time elect. Any two or more offices may be held by the same individual.

(b) Election and Term. The President, Treasurer and Secretary shall be elected by and shall hold office at the pleasure of the Board or the General Partner. The Board, the General Partner or the President may elect such other officers and agents as it shall deem desirable, who shall hold office at the pleasure of the Board, the General Partner or the President, and who shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board, the General Partner or the President.

(c) Removal. Any officer may be removed by the affirmative vote of the General Partner or the affirmative vote of at least a majority of the directors then in office, with or without cause, for any reason or for no reason. Any officer other than the President, the Treasurer or the Secretary may be removed by the President, with or without cause, for any reason or for no reason.

(d) Duties and Authority of Officers.

i) President. The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Partnership; shall preside at all meetings of the Partners and directors; shall have general supervision and active management of the business and finances of the Partnership; shall see that all orders and resolutions of the Board or the General Partner are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers. In the absence of direction by the Board or General Partner to the contrary, the President shall have the power to vote all securities held by the Partnership and to issue proxies therefor. In the absence or disability of the President, any Chairman (if any) or, if there is no Chairman, the most senior available officer appointed by the Board or the General Partner shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

ii) Vice President. Each Vice President, if any, shall perform such duties as shall be assigned to him or her and shall exercise such powers as may be granted to him or her by the General Partner, the Board or by the President of the Partnership. In the absence of direction by the Board, the General Partner or the President to the contrary, any Senior Vice President shall have the power to vote all securities held by the Partnership and to issue proxies therefor.

iii) The Secretary. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Partners and of the Board. The Secretary shall keep or cause to be kept, at the principal executive office of the Partnership or such other place as the Board may direct, a book of minutes of all meetings and actions of Directors and Partners. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings, the number of units present or represented at Partners’ meetings, and the proceedings thereof. The Secretary shall perform such other duties as may be prescribed from time to time by the General Partner or the Board.

iv) The Treasurer. The Treasurer shall have custody of the Partnership funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Partnership to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Partnership in the name and to the credit of the Partnership in depositories designated by the General Partner or the Board; and shall disburse the funds of the Partnership as may be ordered by the General Partner or the Board.

SECTION 6. Partners.

(a) The Partners of the Partnership shall be set forth on Schedule A hereto. Other persons or entities may be admitted as Partners from time to time pursuant to the provisions of this Agreement.

(b) No limited partner shall be liable for the debts, liabilities and obligations of the Partnership, including any debts, liabilities and obligations under a judgment, decree or order of a court.

(c) Neither a Partner nor any of its affiliates, partners, members, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Except as otherwise agreed in writing, each Partner and its affiliates, partners, members, directors, managers, officers and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Partnership.

SECTION 7. Distributions. The Partnership may from time to time distribute to the Partners such amounts in cash and other assets as shall be determined by the General Partner. Each such distribution, other than liquidating distributions, shall be divided among the Partners in accordance with their number of partnership units (as set forth in Schedule A); provided, however, that a distribution (other than liquidating distributions) not divided in accordance with the number of partnership units may be made if (i) the General Partner reasonably determines that such distribution does not result in any Partner receiving more than one hundred five percent (105%) of the amount such Partner would have received (on a cumulative basis) if all distributions had been divided among the Partners in accordance with their number of partnership units, or (ii) the Partners unanimously consent. Liquidating distributions shall be divided among the Partners in accordance with their positive capital account balances (capital accounts shall be maintained in accordance with Treasury Regulation § 1.704-l(b)(2)(iv)), and such liquidating distributions shall be made by the end of the Partnership’s taxable year in which the Partnership is liquidated or, if later, within ninety (90) days after the date of such liquidation.

SECTION 8. Allocations.

(a) Subject to Section 8(b), the profits and losses of the Partnership shall be allocated to the Partners in accordance with their number of partnership units (as set forth in Schedule A).

(b) All allocations of Partnership income, gain, loss, deductions, and other items shall be made in accordance with the applicable requirements of Section 704 of the Internal Revenue Code and the Treasury Regulations thereunder, including without limitation the requirements necessary to satisfy the alternate test for economic effect under Treasury Regulations Section 1.704-1 (b)(2)(ii)(d). Accordingly, (i) an allocation shall be made only to the extent it does not cause or increase a deficit balance in a Partner’s capital account (in excess of any limited dollar amount of such deficit balance that such Partner is obligated or deemed obligated to restore) as of the end of the Partnership’s taxable year to which such allocation relates (in determining the extent to which this clause (i) is satisfied, such Partner’s capital account shall be reduced for the items described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5), and (6) and otherwise adjusted as provided in the Regulations related thereto), and (ii) a Partner who unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5), or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible. The limitations and allocations described in the preceding sentence (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deductions. Therefore, notwithstanding any other provisions of this Section 8 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Partner’s capital account balance is, to the extent possible, equal to the capital account balance such Partner would have had if the Regulatory Allocations were not part of this agreement and all Partnership items were allocated pursuant to Section 8(a).

SECTION 9. Dissolution; Winding Up.

(a) The Partnership shall be dissolved upon (i) the adoption of a plan of dissolution by the General Partner or (ii) the occurrence of any event required to cause the dissolution of the Partnership under the Act.

(b) Any dissolution of the Partnership shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Partnership shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act.

(c) Upon dissolution of the Partnership, the Partnership shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Partnership, the General Partner shall immediately commence to wind up the affairs of the Partnership in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Partnership, the General Partner may take any and all actions that it determines in its sole discretion to be in the best interests of the Partners, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Partnership’s intention to dissolve to be mailed to each known creditor of and claimant against the Partnership, (ii) the payment, settlement or compromise of existing claims against the Partnership, (iii) the making of reasonable provisions for payment of contingent claims against the Partnership and (iv) the sale or disposition of the properties and assets of the Partnership. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the satisfaction of claims against the Partnership so as to enable the General Partner to minimize the losses that may result from a liquidation.

SECTION 10. Transfer. No Partner shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its partnership interest in the Partnership to any other person or entity without the prior written consent of each of the other Partners; provided, however, that this Section 10 shall not restrict the ability of any Partner to transfer (at any time) all or a portion of its partnership interest in the Partnership to another Partner or its affiliates. Upon the transfer of a Partner’s partnership interest, the General Partner shall provide notice of such transfer to each of the other Partners and shall amend Schedule A hereto to reflect the transfer.

SECTION 11. Admission of Additional Partners. The admission of additional partners to the Partnership shall be accomplished by the amendment of this Agreement and, if required by the Act.

SECTION 12. Tax Matters. The Partners agree that it is intended that the Partnership shall be treated as a partnership for purposes of United States federal, state and local income tax laws, and further agree not to take any position or make any election, in a tax return or otherwise, inconsistent therewith. The “Tax Matters Partner” of the Partnership for purposes of section 6231(a)(7) of the Internal Revenue Code of 1986, as amended, shall be the General Partner. The Tax Matters Partner shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction or credit for federal income tax purposes.

SECTION 13. Exculpation and Indemnification.

(a) Neither the Partners, the directors, their affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any Partner or any such affiliate and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Partnership (a “Specified Agent”) shall be liable, in damages or otherwise, to the Partnership or to any Partner for, and neither the Partnership nor any Partner shall take any action against such Partners, their affiliates or any Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Partnership, if such Partner, such affiliate, or such Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Partnership.

Each Partner shall look solely to the assets of the Partnership for return of his, her or its investment, and if the property of the Partnership remaining after the discharge of the debts and liabilities of the Partnership is insufficient to return such investment, each Partner shall have no recourse against the Partnership, the other Partners or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Partner of any fiduciary duty or duty of fair dealing to the other Partners that it may have under applicable law.

(b) In any threatened, pending or completed claim, action, suit or proceeding to which a Partner, any of such Partner’s affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person or entity is or was engaged in activities on behalf of the Partnership, including without limitation any action or proceeding brought under the Securities Act of 1933, as amended, against a Partner, any of such Partner’s affiliates, or any Specified Agent relating to the Partnership, the Partnership shall indemnify and hold harmless the Partners, any such affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Partners, any of their affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any Partner, any of such Partner’s affiliates or any Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Partner, such affiliate or such Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Partner, affiliate or Specified Agent.

(c) The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Partner, such Partner’s affiliate or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

(d) Any such indemnification under this Section 13 shall be recoverable only out of the assets of the Partnership and not from the Partners.

SECTION 14. Miscellaneous.

(a) If the General Partner, the Board or any officer of the Partnership executes a written consent or approval or otherwise takes an action on behalf of the Partnership prior to such person or entity’s appointment by or as set forth in this Agreement, then such consent, approval or action shall be effective and binding on the Partnership so long as the effective date or time of such consent, approval or action is after the date or time on which such person has been appointed in the manner set forth in this Agreement.

(b) A Partner’s partnership interest may be evidenced by a certificate of partnership interest in such form as the General Partner may approve.

(c) The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Partner. No failure or delay on the part of any Partner in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(d) This Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and assigns.

(e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

(f) In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

(g) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Partners have executed this Agreement, effective of the date first written above.

CHARTER HELICON, LLC Its General Partner

By:	/s/ Marcy Lifton
Name:	Marcy Lifton
Title:	Vice President

HELICON PARTNERS I, L.P. Its Limited Partner

By:	/s/ Marcy Lifton
Name:	Marcy Lifton
Title:	Vice President

SCHEDULE A

Partner Name	Number of Units

Charter Helicon, LLC	1 partnership units

Helicon Partners I, L.P.	99 partnership units